UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2012

FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 326-9000

___________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02       Results of Operations and Financial Condition.

On July 27, 2012, First Community Bancshares, Inc. (the “Company”) announced by press release its earnings for the second quarter of 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01       Regulation FD Disclosure.

On July 27, 2012, the Company held a public conference call to discuss its financial results for the quarter ended June 30, 2012. The conference call was previously announced in the earnings release dated July 27, 2012. The following are the prepared remarks.

John M. Mendez – President and Chief Executive Officer

I would like to begin the call this morning with highlights of a very busy, productive, and somewhat transformative second quarter. As you have seen over recent weeks we have completed two acquisitions since our last call. Actually both of those came within a week of each other from our May 31 closing of the Peoples Bank of Virginia in-market acquisition in Richmond to our June 8 announcement and closing of the FDIC-assisted acquisition of Waccamaw Bank with sixteen branches from Wilmington, North Carolina, to Conway, South Carolina, as well as inland offices in Whiteville, Chadbourn, and Tabor City in North Carolina and Heath Springs, South Carolina.

The combination of these two transactions added approximately $600 million in asset base with over $400 million in loans and over $500 million in customer deposits, and the addition of 20 full service branches.

The addition of 4 Richmond area branches in Virginia, in-market, brought our Richmond franchise to over $400 million in assets with 9 area branches in key locations throughout our targeted markets in Western Henrico and Chesterfield Counties in the markets surrounding the very attractive Metro Richmond market.

With this acquisition we also expanded our sales force with a very seasoned team of five legacy Richmond business bankers. This was a perfect complement to our strong, but lean, real estate team in Richmond. The expansion of the branch network from 5 to 9 also gives us a much better retail platform for the expansion of those services including mortgage and installment lending and personal checking and investment services.

We evaluated Peoples as the best small community bank in the market. It had also been an objective of ours for some time. We are very pleased with the completion of this partnership which we estimate will be significantly accretive as we bring on cost savings from the transaction. We believe that the bulk of those savings will in place by the end of the third quarter of this year. In the first full year with cost saves we are modeling a 7% to 9% favorable impact to core EPS from the Richmond acquisition.

In North Carolina, the Waccamaw transaction represents our first FDIC deal in this cycle and adds significantly to our branch count, now at 74 full-service offices for the company. Waccamaw adds new markets in the sandhills and coastal regions of North and South Carolina. Many of these branches are in markets akin to our legacy Virginia and West Virginia markets with strong deposit market share and heavily retail-oriented. In Columbus County, North Carolina, we actually post the number two market position in terms of total deposits in market.

The Waccamaw transaction was cast with a $15 million asset discount and with a full 80% loss share on all covered assets, including all commercial and single family loans and OREO. Additionally we acquired about $8 million in non-covered consumer installment loans.

We were fairly aggressive on the Waccamaw bid based on our evaluation of a strong core franchise and the significant loss coverage by the FDIC. The transaction did not result in a bargain purchase gain and both this and the Richmond transaction added modest intangibles of about $10 million each, after preliminary purchase accounting and fair value marks to the loan portfolios.

Like the Richmond acquisition, the Waccamaw deal is also expected to be quite accretive to EPS in the first year of operation. Accretion in this transaction is expected to reach double digits, when measured on first quarter earnings run rate.

The combination of the two transactions is expected to be materially accretive to 2013 diluted EPS.

We are very pleased that we were able to add these two banks in Virginia and North Carolina within the span of 8 days. This represents over $600 million in growth for the quarter, or about 30%, bringing total assets $2.81 billion. We are also pleased that we were able to do this with no additional capital requirement. In fact, these two transactions represent the expected deployment of excess capital, a portion of which came from our 2011 private placement of $19 million in convertible preferred last May.

We are now set to work on swift and efficient integration of these additions to capture the forecasted earnings benefit. Obviously this will be the focus of our attention for the remainder of this year.

As you have seen from our release this morning, we are reporting net income for the quarter of $4.1 million and diluted earnings per share of $0.20 per share. On a core basis, excluding $3.4 million in merger related expenses, we made $6.2 million, or $0.31 per share. This is our best quarterly performance since 2007 and is driven by continued reductions in credit provisions and strong efficiency in operations, as well as the impact of the two recent acquisitions. We are very pleased with this very strong start on the 2012 year with first half annualized return on average assets at 1.09% on a core basis.

David D. Brown – Chief Financial Officer

As John was mentioning earlier, we did have quite a busy second quarter. Peoples represented a great addition to our Richmond franchise. Waccamaw was an expansion of our footprint, but the core of that franchise is very much like First Community’s with its distinct “legacy” and “growth” markets.

This morning, we reported common net income for the second quarter of 2012 of $3.8 million, or $0.20 per diluted share. Core earnings for the quarter equaled last quarter at $6.2 million, despite some higher credit costs this quarter and the seasonal insurance premium commission revenues last quarter. Core ROA and ROE for the quarter were 1.06% and 8.19%, respectively. Non-core items of $3.4 million were made up largely of severance costs related to Peoples executives and service fees and other expenses related to both deals.

Margin for the second quarter was 3.93%, which is just a touch above last quarter. Asset yields were down slightly, but funding costs were positively impacted by the acquisitions and purchase accounting adjustments.

We made a $1.6 million provision for loan losses during the second quarter and other real estate costs and net losses amounted to $270 thousand. Total credit costs of $1.8 million, were marginally higher than the $1.7 million reported last quarter.

Wealth revenues increased $46 thousand, or 5%, on a linked-quarter basis on better trust and advisory revenues. Linked-quarter, deposit account service charges increased $316 thousand, or 10%, but were roughly even with the same quarter last year. Service charges were positively impacted by the addition of Waccamaw. In the first 22 days, they generated roughly $134 thousand in deposit service charges. Other service charges and fees were even with last quarter. Insurance revenues were down linked quarter as first quarter is buoyed by contingent commission and profit sharing receipts. The insurance sub really seems to have started the year off well, with growth in core business versus contingent commissions. Although contingent commissions were down this year and we have a smaller overall agency, expenses have been reduced beyond the declines in revenues. Year-to-date operating income at GreenPoint is up $237 thousand compared to last year.

In the area of non-interest expense, our second quarter efficiency ratio was 57.6%, just a touch above last quarter of 57.2%. Total salaries and benefits were $8.9 million, however roughly $111 thousand is attributable to Peoples and $392 thousand is attributable to Waccamaw. Specific to Waccamaw, we began to realize annualized cost savings of approximately $1.1 million in salaries and benefits in July as a result of our efficiency measures and moving toward our expected staffing levels.

As we noted earlier, period-end total assets grew $607 million, or 28%. I will note that the fair value marks we have settled on for the Waccamaw and Peoples portfolios relate only to credit. We expect to determine interest rate marks, or accretable discount, in the coming week or so. To that end, we did not recognize any accretion or amortization in those portfolios for the very short amount of time they were under our wings.

At June 30, 2012, tangible book value per share was $11.05, a decrease of 59 cents from March 31, 2012. That level of book dilution is a little lighter than originally presented at announcement of the deals, and I feel we will be more than able to make our stated earn-back goals. In fact, during the first month of combined operations Peoples added $479 thousand before amortization of the CD fair value mark. Waccamaw results added approximately $91 thousand before any CD mark amortization. Future results from Waccamaw will be very positively affected by the cost saves achieved early this month and the system conversion scheduled for mid-fourth quarter.

Bank leverage ratio is estimated to be 9.8% at June 30 using average tangible assets. I expect that number will decline towards the low- to mid-8’s as we get the effect of having a full quarter’s asset level in the third quarter.

Gary R. Mills – Chief Credit Officer

The total First Community loan portfolio as of June 30, 2012, was $1.81 billion as compared to $1.39 billion as of March 31, 2012; representing an increase of approximately $421 million. While substantially all of this increase can be attributed to the 2 acquisitions, it should be noted that the legacy First Community loan portfolio grew approximately $5 million during the quarter. Net of loan marks, the PBV acquired loan portfolio totaled $163 million and the Waccamaw Bank acquired loan portfolio totaled $252 million.

The allowance for loan loss related to non-covered loans measured $26.17 million at quarter-end as compared to $25.80 million, $26.21 million and $26.48 million as of March 31, 2012, December 31, 2011 and June 30, 2011, respectively. As of June 30, 2012, the allowance as a percentage of non-covered loans was 1.66%, representing a decline from 1.86%, 1.88% and 1.93% as of March 31, 2012, December 31, 2011 and June 30, 2011, respectively. The decline is a result of the addition of non-covered loans from the Peoples acquisition without any related loan loss reserves. GAAP calls for us to not bring across any general reserves with the loan portfolio.

Non-covered total delinquent loans as a percentage of total non-covered loans were 2.64% at June 30, 2012. Non-covered nonaccrual loans increased to $31.27 million at June 30, 2012, compared with $24.49 million at December 31, 2011, and $22.04 million at June 30, 2011. The increase in non-covered non-accrual loans can be primarily attributed to the Peoples acquisition.

As a result of the acquisitions, the Bank’s loan portfolio segmentation modestly changed with the Residential Real Estate 1-4 segment now comprising 47% of the total loan portfolio, as compared to 50% prior to acquisition; and the Commercial Real Estate segment now represents 36% of the total loan portfolio, as compared to 34% previously.

Item 8.01       Other Events.

On July 25, 2012, the Company announced by press release its quarterly cash dividend to common stockholders of $0.11 per common share, payable on or about August 24, 2012, to shareholders of record on August 10, 2012. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01       Financial Statements and Exhibits

(d)   The following exhibit is included with this report:

Exhibit No.	Exhibit Description

99.1	Earnings press release dated July 27, 2012
99.2	Dividend press release dated July 25, 2012

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date: July 27, 2012	By:	/s/ David D. Brown
David D. Brown Chief Financial Officer